Exhibit 99.1

(Applica Logo)

FOR IMMEDIATE RELEASE	Contact:	Investor Relations Department (305) 362-2611 investor.relations@applicamail.com

Applica Incorporated Reports 2003 Second-Quarter and
First Half Financial Results

     Miami Lakes, Florida (July 31, 2003) — Applica Incorporated (NYSE: APN) today announced that second-quarter sales for 2003 were $136.8 million, a decrease of 18.6% from the second quarter of 2002. For the first six months of 2003, net sales declined 17.0% to $258.1 million. The decreases were largely the result of lower sales to key retailers and planned lower contract manufacturing sales.

     Applica reported a net loss for the 2003 second quarter of $2.8 million, or $0.12 per diluted share, compared with a loss of $2.1 million, or $0.09 per diluted share, for the 2002 second quarter. The second-quarter 2003 earnings included $1.5 million of equity in the net earnings of a joint venture in which Applica owns a 50% interest. For the first half of 2003, Applica reported net income of $16.8 million, or $0.67 per diluted share, as compared to a loss of $84.1 million, or $3.59 per share for the same period last year. The 2003 first-half earnings included $39.0 million of equity in the net earnings of a joint venture. The equity in net earnings resulted primarily from an unrealized gain in the fair value of an investment held by the joint venture.

     Harry D. Schulman, Applica’s President and Chief Executive Officer, commented, “In July, our joint venture company, Anasazi Partners, sold its equity interest in ZonePerfect Nutrition Company. ZonePerfect markets and sells a leading brand of nutrition bars, as well as other nutrition products. We expect the related cash distribution to Applica to occur before the end of the third quarter.”

     Applica’s gross profit margin was 28.7% in the second quarter as compared to 31.8% in the second quarter of 2002. The decrease is primarily attributable to higher plastic resin prices and unabsorbed overhead related to lower production levels. The gross margin for the first half of 2003 was 30.0% as compared to 30.5% in the first half of 2002.

     Mr. Schulman continued, “As we previously announced, today we repurchased $30 million of our 10% notes. We intend to purchase up to an additional $40 million in the fourth quarter using the cash distribution we will receive from our joint venture investment.”

     EBITDA was $5.0 million for the 2003 second quarter and $10.8 million for the first half. EBITDA represents a non-GAAP (generally accepted accounting principles) financial measure. The following table reconciles this measure to the appropriate GAAP measure:

	Three months	Six months
	ended June 30,	ended June 30,
	2003	2003

	(In thousands)
Gross profit	$39,332	$77,461
Less: Selling, general and administrative expenses	41,771	81,215
Plus: Depreciation and amortization	7,396	14,511

EBITDA	$4,957	$10,757

     EBITDA is presented in this earnings release because management believes that it is of interest to the Company’s investors and lenders in relation to the Company’s debt covenants, as certain of the debt covenants include EBITDA as a performance measure. However, this measure should be considered in addition to, not as a substitute, or superior to, measures of financial performance prepared in accordance with GAAP.

     At June 30, 2003, total debt as a percentage of total capitalization was 43.8%, with total debt of $184.7 million and shareholders’ equity of $237.4 million. The Company’s book value per share was $10.09 at June 30, 2003. Capital expenditures for the first six months ended June 30, 2003 and 2002, were $7.6 million and $8.5 million, respectively.

     Applica will hold a conference call today at 11:00 a.m., Eastern Daylight Time, to discuss its second-quarter and first half results and to give guidance on future results and trends in operations. Live audio of the conference call will be simultaneously broadcast over the Internet and will be available to members of the news media, investors and the general public. The conference call is expected to last approximately one hour. Broadcast of the event can be accessed on the Company’s website, www.applicainc.com by clicking on the Investor Relations page. You may also access the call via CCBN, at www.streetevents.com. The event will be archived and available for replay through Thursday, August 7, 2003, at midnight.

     Applica Incorporated and its subsidiaries are manufacturers, marketers and distributors of a broad range of branded and private-label small electric consumer goods. The Company manufactures and distributes small household appliances, pest control products, home environment products, pet care products and professional personal care products. Applica markets products under licensed brand names, such as Black & Decker®, its own brand names, such as Windmere®, LitterMaid® and Applica™, and other private-label brand names. Applica’s customers include mass merchandisers, specialty retailers and appliance distributors primarily in North America, Latin America and the Caribbean. The Company operates manufacturing facilities in China and Mexico. Applica also manufactures products for other consumer products companies. Additional information regarding the Company is available at www.applicainc.com.

     Certain matters discussed in this news release are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. These factors include uncertainties regarding the impact of the SARs outbreak at our facilities in China, the impact that the war with Iraq or terrorist activities may have on the economy; adverse effects of newly acquired businesses or product lines; the bankruptcy or loss of a major retail customer, distributor or supplier; economic conditions and the retail environment; the Company’s dependence on the timely development, introduction and customer acceptance of products; competitive products and pricing; reliance on key customers; dependence on foreign suppliers and supply and manufacturing constraints; increases in raw materials costs; cancellation or reduction of orders; the uncertainties in the Latin American economies; the potential for product recalls and product liability claims, and other risks and uncertainties detailed from time to time in the Company’s Securities and Exchange Commission filings, including the Annual Report on Form 10-K for the year ended December 31, 2002, and the subsequent Form 10-Q reports. Readers are cautioned not to place undue reliance on forward-looking statements. Applica undertakes no obligation to publicly revise any forward-looking statements to reflect events or circumstances that arise after the date hereof.

Applica Incorporated and Subsidiaries

CONSOLIDATED BALANCE SHEETS

	June 30, 2003	December 31,
	(Unaudited)	2002

	(In thousands)
Assets:
Current Assets:
Cash and cash equivalents	$4,876	$7,683
Accounts and other receivables, less allowances of $17,041 in 2003 and $15,830 in 2002	115,365	146,567
Receivables from affiliates	1,540	2,060
Inventories	134,383	111,453
Prepaid expenses and other	12,425	11,862
Refundable income taxes	4,043	1,663
Future income tax benefits	14,654	18,654

Total current assets	287,286	299,942
Investment in Joint Venture	40,249	1,249
Property, Plant and Equipment - at cost, less accumulated depreciation of $120,243 in 2003 and $109,949 in 2002	74,521	76,963
Future Income Tax Benefits, Non-Current	46,239	54,378
Goodwill	62,812	62,812
Other Intangibles	16,737	20,860
Other Assets	4,072	5,461

Total Assets	$531,916	$521,665

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$45,280	$31,446
Accrued expenses	57,694	74,686
Current maturities of long-term debt	148	144
Current taxes payable	4,890	518
Deferred rent	337	372

Total current liabilities	108,349	107,166
Other Long-Term Liabilities	1,543	1,533
Long-Term Debt, Less Current Maturities	184,597	193,838
Shareholders’ Equity:
Common stock – authorized:75,000 shares of $.10 par value; issued and outstanding: 23,532 shares in 2003 and 23,497 shares in 2002	2,353	2,350
Paid-in capital	155,551	155,395
Retained earnings	88,087	71,251
Note receivable – officer	(1,496)	(1,496)
Accumulated other comprehensive earnings (loss)	(7,068)	(8,372)

Total shareholders’ equity	237,427	219,128

Total liabilities and shareholders’ equity	$531,916	$521,665

Applica Incorporated and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

		Three Months Ended June 30,

		2003			2002

	(In thousands, except per share data)
Net sales	$136,847		100.0%	$168,039		100.0%
Cost of goods sold	97,515		71.3	114,651		68.2

Gross profit	39,332		28.7	53,388		31.8
Selling, general and administrative expenses:
Operating expenses	41,771		30.5	48,177		28.7
Repositioning charge	—		—	4,884		2.9

Operating earnings (loss)	(2,439)		(1.8)	327		0.2
Other expense (income):
Interest expense	3,947		2.9	3,842		2.3
Interest and other income	(244)		(0.2)	(406)		(0.2)

	3,703		2.7	3,436		2.1

Earnings (loss) before equity in net earnings (loss) of joint venture and income taxes	(6,142)		(4.5)	(3,109)		(1.9)
Equity in net earnings (loss) of joint venture	1,500		1.1	(89)		(0.0)

Earnings (loss) before income taxes	(4,642)		(3.4)	(3,198)		(1.9)
Income tax expense (benefit)	(1,857)		(1.4)	(1,141)		(0.7)

Net earnings (loss)	$(2,785)		(2.0)%	$(2,057)		(1.2)%

Earnings per common share:
Basic and diluted earnings (loss) per common share	$(0.12)			$(0.09)

Applica Incorporated and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

		Six Months Ended June 30,

		2003		2002

	(In thousands, except per share data)
Net sales	$258,086		100.0%	$311,097	100.0%
Cost of goods sold	180,625		70.0	216,319	69.5

Gross profit	77,461		30.0	94,778	30.5
Selling, general and administrative expenses:
Operating expenses	81,215		31.5	90,495	29.1
Repositioning charge	—		—	5,246	1.7

Operating earnings (loss)	(3,754)		(1.5)	(963)	(0.3)
Other expense (income):
Interest expense	7,834		3.0	7,657	2.4
Interest and other income	(648)		(0.3)	(746)	(0.2)

	7,186		2.7	6,911	2.2

Earnings (loss) before equity in net earnings (loss) of joint ventures, income taxes and cumulative effect of change in accounting principle	(10,940)		(4.2)	(7,874)	(2.5)
Equity in net earnings (loss) of joint ventures	39,000		15.1	(185)	(0.1)

Earnings (loss) before income taxes and cumulative effect of change in accounting principle	28,060		10.9	(8,059)	(2.6)
Income tax expense (benefit)	11,224		4.4	(2,821)	(0.9)

Earnings (loss) before cumulative effect of change in accounting principle	16,836		6.5	(5,238)	(1.7)
Cumulative effect of change in accounting principle, net of tax benefit of $0 and $42,447 in 2003 and 2002	—		—	(78,829)	(25.3)

Net earnings (loss)	$16,836		6.5%	$(84,067)	(27.0)%

Earnings (loss) per common share — basic:
Earnings (loss) before cumulative effect of change in accounting principle	$0.72			$(0.22)
Cumulative effect of change in accounting principle	—			(3.37)

Earnings (loss) per common share — basic	$0.72			$(3.59)

Earnings (loss) per common share — diluted:
Earnings (loss) before cumulative effect of change in accounting principle	$0.67			$(0.22)
Cumulative effect of change in accounting principle	—			(3.37)

Earnings (loss) per common share - diluted	$0.67			$(3.59)

5